Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

My Size Inc.:

We consent to the use of our report dated March 19, 2020, with respect to the consolidated balance sheets of My Size Inc. as of December 31, 2019 and 2018, the related consolidated statements of comprehensive loss, shareholders’ equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 19, 2020 contains an explanatory paragraph that states that the Company has incurred significant losses and negative cash flows from operations and has an accumulated deficit, which raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Our report refers to a change in the method of accounting for leases.

/s/ Somekh Chaikin

Somekh Chaikin

Certified Public Accountants (Israel)

Member Firm of KMPG International

Tel Aviv, Israel

May 5, 2020